As filed with the Securities and Exchange Commission on June 6, 2002
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933, AS AMENDED

P-COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	77-0289371 (I.R.S. Employer Identification Number)

3175 S. Winchester Boulevard, Campbell, CA 95008
(408) 866-3666
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

George P. Roberts
Chairman of the Board and Chief Executive Officer
P-Com, Inc.
3175 S. Winchester Boulevard
Campbell, California 95008
(408) 866-3666
(Name and Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Hayden J. Trubitt, Esq.
Brobeck, Phleger & Harrison LLP
12390 El Camino Real
San Diego, California 92130
(858) 720-2500

Approximate date of commencement of proposed sale to the public:
FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, as amended, check the following box and list the Securities Act of 1933, as amended, registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, $0.0001 par value (1)	4,186,047	$0.13	$544,186.11	$50.07

(1)	Each share of Common Stock is also paired with a stock purchase right under the Registrant’s Stockholder Rights Plan.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, and based upon the average high and low prices of the Common Stock on May 30, 2002 as reported on the Nasdaq National Market.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the seller or sale is not permitted.

PRELIMINARY PROSPECTUS
(SUBJECT TO COMPLETION, DATED JUNE     , 2002)

4,186,047 Shares

Common Stock

The prospectus relates to the resale of up to 4,186,047 shares of our common stock which is held by the selling stockholder identified in this prospectus. We are registering shares of our common stock for resale by the selling stockholder. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transactions. We will not receive any proceeds from the sale of shares offered under this prospectus.

Our common stock is traded on the Nasdaq National Market under the symbol “PCOM.” The last reported sales price of our common stock on June     , 2002 was [$            ] per share.

The shares of our common stock offered or sold under this prospectus involve a high degree of risk. See “ Risk Factors” beginning on page 4 of this prospectus to read about important factors you should consider before buying the common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2002.

PROSPECTUS SUMMARY

This summary highlights some information from this prospectus, and it may not contain all of the information that is important to you. It is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes to the consolidated financial statements, incorporated by reference in this prospectus. You should read the full text of, and consider carefully the more specific details contained in or incorporated by reference into this prospectus.

Our Business

We develop, manufacture and market point-to-multipoint, point-to-point and spread spectrum radio systems for the worldwide telecommunications market. Cellular and personal communications services, or PCS, providers employ our point-to-point systems for backhaul between remote tower sites and switching centers in their growing global markets. Network service providers and Internet service providers are able, through the deployment of our equipment and systems, to respond to the increasing global demands for high-speed wireless access services, such as Internet access associated with business-to-business and e-commerce business processes. Through deployment of our systems, network providers can quickly and efficiently establish integrated Internet, data, voice, and video services for their customers, and expand and grow those services as demand increases. Our market is a subset of the global telecom, cellular, PCS, wireless Internet access, and private network markets.

Our wholly-owned subsidiary, P-Com Network Services, Inc., or PCNS, provides engineering, installation support, program management and maintenance support services to the telecommunications industry in the United States. Network service providers, including wireless and traditional wireline, outsource these tasks to approved service suppliers on a project-by-project basis. Microwave service projects are typically short in duration, lasting one to two weeks, and primarily involve logistical installation or maintenance of millimeter wave radio systems. Central office services projects involve ordering materials and substantial man-hour commitments and can last up to three months.

Our executive offices are located at 3175 S. Winchester Boulevard, Campbell, California 95008, and our telephone number is (408) 866-3666.

The Offering

On April 3, 2002, we entered into a settlement agreement with SPC Electronics America, Inc. whereby we agreed to issue 4,186,047 shares of our common stock to settle outstanding accounts receivable and work-in-process inventory. On May 6, 2002, we issued 4,186,047 shares of our common stock to SPC Electronics America, Inc., which we refer to in this prospectus as the “private placement.” The closing sale price of our common stock on May 6, 2002 was $0.16. As part of the settlement agreement, we agreed to register the shares of common stock for resale. This prospectus relates to the resale of up to 4,186,047 shares of our common stock issued in the private placement. The prices at which the selling stockholder may sell the shares will be determined by the prevailing market for the shares or in negotiated transaction. See “Selling Stockholder.”

Use of Proceeds

The selling stockholder will receive all of the proceeds from the sale of the common stock pursuant to this prospectus. We will not receive any of the proceeds from sales by the selling stockholder of the offered shares of common stock.

RISK FACTORS

An investment in our common stock is subject to many risks. You should carefully consider the risks described below, together with all of the other information included or incorporated by reference into this prospectus, including the financial statements and the related notes, before you decide whether to purchase shares of our common stock. Our business, operating results and financial condition could be harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment.

Continuing uncertainty in the communications equipment industry and the United States economy may have serious implications for the growth and stability of our business and may negatively affect our financial condition and results of operations.

A severe worldwide slowdown in the telecommunications equipment and services sector is affecting us. Customers, specifically systems operators and integrated system providers, are deferring capital spending and orders to suppliers such as our company, or canceling orders, and, in general, not building out any significant additional infrastructure at this time. In addition, our accounts receivable, inventory and stability can be jeopardized if our customers experience financial distress. Our services business’ largest customer began a slowdown and deferral of previously committed work orders as of the end of the second quarter of 2001. We do not think our own product sales levels can likely recover while an industry-wide slowdown in demand persists.

Our business and financial positions have deteriorated significantly.

Our business and financial positions have deteriorated significantly. From inception to March 31, 2002, our aggregate net loss to date is approximately $310 million. Our March 31, 2002 cash, working capital, accounts receivable, inventory, total assets, employee headcount, backlog and total stockholders’ equity were all substantially below levels of one year ago. Our working capital is negative. We have $29.3 million of 4.25% convertible subordinated notes maturing in November 2002 that our current resources would not enable us to pay.

Our independent accountants’ opinion on our 2001 consolidated financial statements includes an explanatory paragraph indicating substantial doubt, on the basis described in that paragraph, about our ability to continue as a going concern. We are able generally to pay our debts and meet our obligations as they become due. Nevertheless to continue long-term as a going concern, we must ultimately reach agreement with the holders of our 4.25% convertible subordinated notes to extend the maturity date and/or convert the notes into equity. In addition, to continue as a going concern over a longer period, we will have to increase our sales, and possibly induce other creditors to forebear or to convert to equity, raise additional equity financing, and/or raise new debt financing. We cannot guarantee that we will be able to accomplish these tasks.

Our failure to comply with Nasdaq’s listing standards could result in our delisting by Nasdaq from the Nasdaq National Market and severely limit the ability to sell any of our common stock.

To maintain the listing of our common stock on the Nasdaq National Market, we are required to meet certain listing requirements, including a minimum bid price of $1.00 per share. We received a letter of notice dated June 20, 2001 from the Nasdaq National Market stating that due to our minimum bid price levels remaining under the $1.00 level for 30 consecutive trading days, we were therefore, on notice that we could be subject to a delisting procedure should the bid price continue to remain under the $1.00 level for an additional 90-day period, unless our stock attained a bid price of $1.00 or more for a period of 10 consecutive days during such 90-day period. Shortly after September 11, 2001, Nasdaq issued a moratorium on the delisting process until January 2, 2002. We received a new letter of notice on March 16, 2002 from Nasdaq stating that due to our minimum bid price levels remaining under $1.00 for 30 consecutive days, we are again on notice that we are subject to delisting procedures. We have filed a request for an appeal of the letter of notice and a hearing has been scheduled for June 28, 2002. On May 21, 2002, we received an additional letter from Nasdaq stating that our net tangible assets and stockholders’ equity levels were being reviewed for eligibility for continued listing on the Nasdaq National Market.

In September 2001 and again in April 2002, management received stockholders’ approval for a reverse stock split calling for one share of newly issued common stock to be issued in place of each five shares of existing stock as of the date at which the reverse stock split is effected. The reverse stock split has not been implemented. Depending upon our stock price at implementation of the reverse stock split, there can be no assurance that we will maintain compliance with the minimum bid price standard. If we fail to meet the minimum bid price standard for 10 consecutive days during the grace period, our common stock may be delisted from the Nasdaq National Market. Even if we are able to comply with the minimum requirement, there is no assurance that in the future we will continue to satisfy the Nasdaq listing requirements, with the result that our common stock may be delisted from the Nasdaq National Market. Should our common stock be delisted from the Nasdaq National Market, it would likely be traded on the Nasdaq SmallCap Market, and if delisted from the Nasdaq SmallCap Market, would likely be traded on the so-called “pink sheets” or the “Electronic Bulletin Board” of the National Association of Securities Dealers, Inc. However, this alternative could result in a less liquid market available for existing and potential shareholders to trade shares of our stock and could ultimately further depress the trading price of our common stock.

We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity and other challenges we face.

We do not have the customer base or other resources of more established companies, which makes it more difficult for us to address the liquidity and other challenges we face. Although we have installed and have in operation over 150,000 radio units globally, we have not developed a large installed base of our equipment or the kind of close relationships with a broad base of customers of a type enjoyed by older, more developed companies, which would provide a base of financial performance from which to launch strategic initiatives and withstand business reversals. In addition, we have not built up the level of capital often enjoyed by more established companies, so from time to time we may face serious challenges in financing our continued operation. We may not be able to successfully address these risks.

Our prospects for obtaining additional financing, if required, are uncertain and failure to obtain needed financing could affect our ability to pursue future growth and harm our business operations.

Even if we resolve our short term going concern difficulties, our future capital requirements will depend upon many factors, including development costs of new products and related software tools, potential acquisition opportunities, maintenance of adequate manufacturing facilities and contract manufacturing agreements, progress of research and development efforts, expansion of marketing and sales efforts, and status of competitive products. Additional financing may not be available in the future on acceptable terms or at all. The continued existence of a substantial amount of debt (including notes which come due November 1, 2002) could also severely limit our ability to raise additional financing. In addition, given the recent price for our common stock, if we raise additional funds by issuing equity securities, significant dilution to our stockholders could result. We expect that if we reach agreements with the holders of the notes and or other short-term liabilities to convert into equity financing in 2002, the new stock would be issued at a low price per share and would be significantly dilutive to our current stockholders.

If adequate funds are not available, we may be required to close business or product lines, restructure or refinance our debt or delay, scale back or eliminate our research and development, acquisition or manufacturing programs. We may also need to obtain funds through arrangements with partners or others that may require us to relinquish rights to certain of our technologies or potential products or other assets. Our inability to obtain capital, or our ability to obtain additional capital only upon onerous terms, could very seriously damage our business, operating results and financial condition and further erode our stock price.

Market acceptance of our products might suffer if we are unable to keep pace with rapid technological changes and industry standards.

Rapid technological change, frequency of new product introductions and enhancements, product obsolescence, changes in end-user requirements and period-to-period demand, and evolving industry standards characterize the communications market. Our ability to compete in this market will depend upon successful development, introduction and sale of new systems and enhancements and related software tools, on a timely and cost-effective basis, in response to changing customer requirements. We have recently marketed our Point-to-

Multipoint systems, and are now introducing next generation products in our other radio lines. Any success in developing new and enhanced systems and related software tools will depend upon a variety of factors. Such factors include:

•	new product development to meet market demand;

•	integration of various elements of complex technology;

•	timely and efficient implementation of manufacturing and assembly processes at turnkey suppliers and manufacturing cost reduction programs for existing product lines;

•	development and completion of related software tools, system performance, quality and reliability of systems; and

•	timely and efficient completion of system design.

We may not be successful in selecting, developing, manufacturing and marketing new systems or enhancements or related software tools. For example, to date, revenue generated through the sales of Point-to-Multipoint systems has not met original expectations, and sales were down sharply in all product categories in the second half of 2001 and the first quarter of 2002. Also, errors could be found in our systems after commencement of commercial quantity shipments. Such errors could result in the loss of or delay in market acceptance, as well as expenses associated with re-work of previously delivered equipment.

We rely on a limited number of customers for a material portion of our sales and the loss of sales to any of those customers could harm our business, financial conditions, and results of operation.

In the first quarter of 2002, sales to two customers accounted for approximately 20% of sales. Our ability to maintain or increase our sales in the future will depend, in part upon our ability to obtain orders from new customers as well as the financial condition and success of our customers, the telecommunications industry and the global economy. Our customer concentration also results in concentration of credit risk. As of March 31, 2002, two customers accounted for almost 22% of our total accounts receivable balances.

Many of our significant recurring customers are located outside of the United States, primarily in the United Kingdom, Europe and the Pacific Rim. Some of these customers are implementing new networks and are themselves in the early stages of development. They may require additional capital to fully implement their planned networks, which may be unavailable to them on an as-needed basis, and which we cannot supply in terms of long-term financing.

If our customers cannot finance their purchases of our products or services, this may materially adversely affect our business, operations and financial condition. Financial difficulties of existing or potential customers may also limit the overall demand for our products and services. Current customers in the telecommunications industry have, from time to time, reportedly undergone financial difficulties and may therefore limit their future orders or find it difficult to pay for products sold to them. Any cancellation, reduction or delay in orders or shipments, for example, as a result of manufacturing or supply difficulties or a customer’s inability to finance its purchases of our products or services, may materially adversely affect our business. Difficulties of this nature have occurred in the past and we believe they can occur in the future.

Finally, acquisitions in the telecommunications industry are common, which tends to further concentrate the potential customer base and in some cases may cause orders to be delayed or cancelled.

We expect our quarterly revenue and operating results to fluctuate, and it is difficult to predict our future revenue and results of operations.

We have experienced and will continue to experience significant fluctuations in sales, gross margins and operating results. The procurement process for most of our current and potential customers is complex and lengthy.

As a result, the timing and amount of sales is often difficult to predict reliably. The sale and implementation of our products and services generally involves a significant commitment of senior management, as well as our sales force and other resources. The sales cycle for our products and services typically involve technical evaluation and commitment of our cash and other resources and delays often occur. Delays have been associated with, among other things:

•	customers’ seasonal purchasing and budgetary cycles, as well as their own buildout schedules;

•	compliance with customers’ internal procedures for approving large expenditures and evaluating and accepting new technologies;

•	compliance with governmental or other regulatory standards;

•	difficulties associated with customers’ ability to secure financing;

•	negotiation of purchase and service terms for each sale;

•	price negotiations required to secure purchase orders; and

•	education of customers as to the potential applications of our products and services, as well as related product-life cost savings.

Failure to maintain satisfactory shipping and delivery schedules could increase our costs, disrupt our supply chain, and result in our inability to deliver our products, which would adversely affect our results of operations.

Due to logistics of production and inventory, a delay in a shipment near the end of a particular quarter for any reason may cause sales in a particular quarter to fall significantly below our and stock market analysts’ expectations. A single customer’s order scheduled for shipment in a quarter can represent a large portion of our potential sales for the quarter. Such delays have occurred in the past due to unanticipated shipment rescheduling, cancellations or deferrals by customers, competitive and economic factors, unexpected manufacturing or other difficulties, delays in deliveries of components, subassemblies or services by suppliers and failure to receive anticipated orders. We cannot determine whether similar or other delays might occur in the future, but expect that some or all of such problems might recur.

Our operating results could be adversely affected by a continued decline in capital spending in the telecommunications market.

Although much of the anticipated growth in the telecommunications infrastructure is expected to result from the entrance of new service providers, many new providers do not have the financial resources of existing service providers. For example, in the United States most competitive local exchange carriers are experiencing financial distress, and some have declared bankruptcy. If these new service providers are unable to adequately finance their operations, they may cancel or delay orders. Moreover, purchase orders are often received and accepted far in advance of shipment and, as a result, we typically permit orders to be modified or canceled with limited or no penalties. Any failure to reduce actual costs to the extent anticipated when an order is received substantially in advance of shipment or an increase in anticipated costs before shipment could materially adversely affect our gross margin for such orders. Ordering materials and building inventory based on customer forecasts or non-binding orders can also result in large inventory write-offs, such as what had occurred in 2000 and 2001.

Global economic conditions have had a depressing effect on sales levels in past years, including a significant slowdown in 1998. The soft economy and reported slowdown in capital spending in 2001 in the United States and the United Kingdom telecommunications markets again had a significant depressing effect on the sales levels of products and services in 2001 and is continuing into the first half of 2002. We continued to experience low sales levels in the United States and the United Kingdom in the second quarter of 2002.

Failure to maintain adequate levels of inventory could result in a reduction or delay in sales and harm our results of operations.

In a competitive industry such as broadband wireless, the ability to effect quick turnaround and delivery on customer orders can make the difference in maintaining an ongoing relationship with our customers. This competitive market condition requires us to keep inventory on hand to meet such market demands. Given the variability of customer requirements and purchasing power, it is difficult to closely predict the amount of inventory needed to satisfy demand. If we over or under-estimate inventory requirements to fulfill customer needs, our results of operations could continue to be adversely affected. If market conditions change swiftly, such as was the case in 2001, it may not be possible to terminate purchasing contracts in a timely fashion to prevent periodic inventory increases. In particular, increases in inventory could materially adversely affect operations if such inventory is ultimately not used or becomes obsolete. This risk was realized in the large inventory write-downs in 1999, 2000 and 2001.

Difficulties in reducing our operating expenses could harm our results of operations.

A material portion of our manufacturing related operating expenses is fixed. If we experience a reduction or delay in sales, we may find it difficult to reduce our manufacturing related operating expenses on a timely basis. Difficulties of this nature would adversely affect our financial condition and harm our operating results.

Our limited manufacturing capacity and sources of supply may affect our ability to meet customer demand, which would harm our sales and damage our reputation.

Our internal manufacturing capacity, by design, is very limited. Under certain market conditions, as for example when there is high capital spending and rapid system deployment, our internal manufacturing capacity will not be sufficient to fulfill customers’ orders. We would therefore rely on contract manufacturers to produce our systems, components and subassemblies. Our failure to manufacture, assemble and ship systems and meet customer demands on a timely and cost-effective basis could damage relationships with customers and have a material adverse effect on our business, financial condition and results of operations.

In addition, certain components, subassemblies and services necessary for the manufacture of our systems are obtained from a sole supplier or a limited group of suppliers. Our reliance on contract manufacturers and on sole suppliers or a limited group of suppliers involves risks. We have from time to time experienced an inability to obtain, or to receive in a timely manner, an adequate supply of finished products and required components and subassemblies. As a result, we have reduced control over the price, timely delivery, reliability and quality of finished products, components and subassemblies.

If we fail to effectively manage our growth, our infrastructure, management, and resources could be strained, our ability to effectively manage our business could be diminished, and our results of operations could suffer.

To maintain a competitive market position, we are required to continue to invest resources for growth. Currently, we are devoting significant resources to the development of new products and technologies and are continuously conducting evaluations of these products. We will continue to invest additional resources in plant and equipment, inventory, personnel and other items, to begin production of these products and to provide any necessary marketing and administration to service and support bringing these products to commercial production stage. Accordingly, in addition to the effect our recent performance has had on gross profit margin and inventory levels, our gross profit margin and inventory management may be further adversely impacted in the future by start-up costs associated with the initial production and installation of these new products. Start-up costs may include additional manufacturing overhead, additional allowance for doubtful accounts, inventory and warranty reserve requirements and the creation of service and support organizations. Additional inventory on hand for new product development and customer service requirements also increases the risk of further inventory write-downs if such products do not gain reasonable market acceptance at normal gross profit margin. Although we, through monitoring our operating expense levels relative to business plan revenue levels, try to maintain a given level of operating results, there are many market condition changes which have and may continue to challenge our ability to maintain given levels of operating expenses to revenue ratios.

Expansion of our operations and acquisitions in prior periods caused a significant strain on our management, financial, manufacturing and other resources and has from time to time disrupted our normal business operations. Our ability to manage any possible future growth may again depend upon significant expansion of our executive, manufacturing, accounting and other internal management systems and the implementation of a variety of systems, procedures and controls, including improvements or replacements to inventory and management systems designed to help control and monitor inventory levels and other operating decision criteria. In particular, we must successfully manage and control overhead expenses and inventories, the development, introduction, marketing and sales of new products, the management and training of our employee base, the integration and coordination of a geographically and ethnically diverse group of employees and the monitoring of third party manufacturers and suppliers. We cannot be certain that attempts to manage or again expand our marketing, sales, manufacturing and customer support efforts will be successful or result in future additional sales or profitability.

Any failure to coordinate and improve systems, procedures and controls, including improvements relating to inventory control and coordination with subsidiaries, at a pace consistent with our business, could cause inefficiencies, additional operational expenses and inherent risks, greater risk of billing delays, inventory write-downs and financial reporting difficulties.

A significant ramp-up of production of products and services could require us to make substantial capital investments in equipment and inventory, in recruitment and training additional personnel and possibly in investment in additional manufacturing facilities. If undertaken, we anticipate these expenditures would be made in advance of increased sales. In such event, gross margins would be adversely affected from time-to-time due to short-term inefficiencies associated with the addition of equipment and inventory, personnel or facilities, and such cost categories may periodically increase as a percentage of revenues.

A decline in the selling prices of our products would adversely affect our financial condition and results of operations.

We believe that average selling prices and gross margins for our systems and services will tend to decline in both the near and the long term relative from the point at which a product is initially marketed and priced. Reasons for such decline may include the maturation of such systems, the effect of volume price discounts in existing and future contracts and the intensification of competition.

If we cannot develop new products in a timely manner or fail to achieve increased sales of new products at a higher average selling price, then we would be unable to offset declining average selling prices. If we are unable to offset declining average selling prices, or achieve corresponding decreases in manufacturing operating expenses, our gross margins will decline.

Difficulties in receiving payment from customers could adversely affect our financial condition and results of operations.

We are subject to credit risk in the form of trade accounts receivable. We could be unable to enforce a policy of receiving payment within a limited number of days of issuing bills, especially for customers in the early phases of business development. Our current credit policy typically allows payment terms between 30 and 120 days depending upon the customer and the economic norms of the region. We could have difficulties in receiving payment in accordance with our policies, particularly from customers awaiting financing to fund their expansion and from customers outside of the United States.

Our business depends on the acceptance of our products and services, and it is uncertain whether the market will accept and demand our products and services at levels necessary for our success.

Our future operating results depend upon the continued growth and increased availability and acceptance of microcellular, personal communications networks/personal communications services, or PCN/PCS, and wireless local loop access telecommunications services in the United States and internationally. The volume and variety of wireless telecommunications services or the markets for and acceptance of such services may not continue to grow as expected. The growth of such services may also fail to create anticipated demand for our systems. Predicting which segments of these markets will develop and at what rate these markets will grow is difficult. In addition to our other products, we have recently invested significant time and resources in the development of Point-to-Multipoint radio systems. If the licensed millimeter wave, spread spectrum microwave radio or Point-to-Multipoint microwave radio market and related services for our systems fails to grow, or grows more slowly than anticipated, our business, financial condition and results of operations will be materially adversely affected.

Certain sectors of the communications market will require the development and deployment of an extensive and expensive communications infrastructure. In particular, the establishment of PCN/PCS networks requires very large capital expenditure levels. Communications providers may not make the necessary investment in such infrastructure, and the creation of this infrastructure may not occur in a timely manner. Moreover, one potential application of our technology, the use of our systems in conjunction with the provision of alternative wireless access in competition with the existing wireline local exchange providers, depends on the pricing of wireless telecommunications services at rates competitive with those charged by wireline operators. Rates for wireless access must become competitive with rates charged by wireline companies for this approach to be successful. Absent that, consumer demand for wireless access will be materially adversely affected. If we allocate resources to any market segment that does not grow, we may be unable to reallocate capital and other resources to other market segments in a timely manner, ultimately curtailing or eliminating our ability to enter such other segments.

Certain current and prospective customers are delivering services and features that use competing transmission media such as fiber optic and copper cable, particularly in the local loop access market. To successfully compete with existing products and technologies, we must offer systems with superior price/performance characteristics and extensive customer service and support. Additionally, we must supply such systems on a timely and cost-effective basis, in sufficient volume to satisfy such prospective customers’ requirements, in order to induce the customers to transition to our technologies. Any delay in the adoption of our systems and technologies may result in prospective customers using alternative technologies in their next generation of systems and networks.

Prospective customers may design their systems or networks in a manner which excludes or omits our products and technology. Existing customers may not continue to include our systems in their products, systems or networks in the future. Our technology may not replace existing technologies and achieve widespread acceptance in the wireless telecommunications market. Failure to achieve or sustain commercial acceptance of our currently available radio systems or to develop other commercially acceptable radio systems would materially adversely affect us.

We face substantial competition and may not be able to compete effectively.

We are experiencing intense competition worldwide from a number of leading telecommunications equipment and technology suppliers. Such companies offer a variety of competitive products and services and some offer broader telecommunications product lines, and include Alcatel Network Systems, Bosch Telekom, DMC Stratex Networks, Cerragon, Ericsson Limited, Harris Corporation-Farinon Division, Lucent T.R.T., NEC, Nokia Telecommunications, Nortel/BNI, SIAE, Siemens, and Western Multiplex Corporation.

Many of these companies have greater installed bases, financial resources and production, marketing, manufacturing, engineering and other capabilities than we do. We face actual and potential competition not only from these established companies, but also from start-up companies that are developing and marketing new commercial products and services.

Some of our current and prospective customers and partners have developed, are currently developing or could manufacture products competitive with our products. Nokia and Ericsson have recently developed new competitive radio systems, and new technology featuring laser-based millimeter-wave delivery is now in the marketplace.

The principal elements of competition in our market and the basis upon which customers may select our systems include price, performance, software functionality, perceived ability to continue to be able to meet delivery requirements, and customer service and support. Recently, certain competitors have announced the introduction of new competitive products, including related software tools and services, and the acquisition of other competitors and competitive technologies. We expect competitors to continue to improve the performance and lower the price of their current products and services and to introduce new products and services or new technologies that provide added functionality and other features. New product and service offerings and enhancements by our competitors could cause a decline in sales or loss of market acceptance of our systems. New offerings could also make our systems, services or technologies obsolete or non-competitive. In addition, we are experiencing significant price competition and expect such competition to intensify.

International sales and operation risks could adversely affect our results of operations.

In doing business in international markets, we faces economic, political and foreign currency fluctuations that are more volatile than those commonly experienced in the United States. The majority of our sales to date have been made to customers located outside of the United States.

Historically, our international sales have been denominated in British pounds sterling, Euros or United States dollars. A decrease in the value of foreign currencies relative to the United States dollar could result in decreased margins from those transactions if such decreases are not hedged. For international sales that are United States dollar-denominated, such a decrease could make our systems less price-competitive if competitors choose to price in other currencies and could have a material adverse effect upon our financial condition.

We fund our Italian subsidiary’s operating expenses which are denominated in Euro. An increase in the value of Euro currency if not hedged relative to the United States dollar could result in more costly funding for our Italian operations, and as a result higher cost of production to us as a whole. Conversely, a decrease in the value of Euro currency will result in cost savings for us.

Additional risks are inherent in our international business activities. Such risks include:

•	changes in regulatory requirements;

•	costs and risks of localizing systems (homologation) in foreign countries;

•	delays in receiving and processing components and materials;

•	availability of suitable export financing;

•	timing and availability of export licenses, tariffs and other trade barriers;

•	difficulties in staffing and managing foreign operations, branches and subsidiaries;

•	difficulties in managing distributors;

•	potentially adverse tax consequences;

•	foreign currency exchange fluctuations;

•	the burden of complying with a wide variety of complex foreign laws and treaties;

•	difficulty in accounts receivable collections, if applicable; and

•	political and economic instability.

In addition, many of our customer purchase and other agreements are governed by foreign laws, which may differ significantly from United States laws. Therefore, we may be limited in our ability to enforce our rights under such agreements and to collect damages, if awarded.

In many cases, local regulatory authorities own or strictly regulate international telephone companies. Established relationships between government-owned or government-controlled telephone companies and their traditional indigenous suppliers of telecommunications often limit access to such markets. The successful expansion of our international operations in certain markets will depend on our ability to locate, form and maintain strong relationships with established companies providing communication services and equipment in designated regions. The failure to establish regional or local relationships or to successfully market or sell our products in international markets could limit our ability to expand operations.

Some of our potential markets include developing countries that may deploy wireless communications networks as an alternative to the construction of a limited wireline infrastructure. These countries may decline to construct wireless telecommunications systems or construction of such systems may be delayed for a variety of reasons. Also, in developing markets, economic, political and foreign currency fluctuations may be even more volatile than conditions in developed areas.

Countries in the Asia/Pacific, African, and Latin American regions have recently experienced weaknesses in their currency, banking and equity markets. These weaknesses have adversely affected and could continue to adversely affect demand for our products.

Governmental regulation affecting markets in which we compete could adversely affect our business and results of operations.

Radio communications are extensively regulated by the United States and foreign governments as well as by international treaties. Our systems must conform to a variety of domestic and international requirements established to, among other things, avoid interference among users of radio frequencies and to permit interconnection of equipment.

Historically, in many developed countries, the limited availability of radio frequency spectrum has inhibited the growth of wireless telecommunications networks. Each country’s regulatory process differs. To operate in a jurisdiction, we must obtain regulatory approval for our systems and comply with differing regulations.

Regulatory bodies worldwide continue to adopt new standards for wireless communications products. The delays inherent in this governmental approval process may cause the cancellation, postponement or rescheduling of the installation of communications systems by us and our customers. The failure to comply with current or future regulations or changes in the interpretation of existing regulations could result in the suspension or cessation of operations. Such regulations or such changes in interpretation could require us to modify our products and services and incur substantial costs to comply with such regulations and changes.

In addition, we are also affected by domestic and international authorities’ regulation of the allocation and auction of the radio frequency spectrum. Equipment to support new systems and services can be marketed only if permitted by governmental regulations and if suitable frequency allocations are auctioned to service providers. Establishing new regulations and obtaining frequency allocation at auction is a complex and lengthy process. If personal communication services operators and others are delayed in deploying new systems and services, we could experience delays in orders. Similarly, failure by regulatory authorities to allocate suitable frequency spectrum could have a material adverse effect on our results. In addition, delays in the radio frequency spectrum auction process in the United States could delay our ability to develop and market equipment to support new services.

We operate in a regulatory environment subject to significant change. Regulatory changes, which are affected by political, economic and technical factors, could significantly impact our operations by restricting our development efforts and those of our customers, making current systems obsolete or increasing competition. Any such regulatory changes, including changes in the allocation of available spectrum, could have a material adverse effect on our business, financial condition and results of operations. We may also find it necessary or advisable to modify our systems and services to operate in compliance with such regulations. Such modifications could be expensive and time-consuming.

Our inability to protect our intellectual property could impair our competitive advantage, reduce our revenue and increase our costs.

We rely on a combination of patents, trademarks, trade secrets, copyrights and other measures to protect our intellectual property rights. We generally enter into confidentiality and nondisclosure agreements with service providers, customers and others to limit access to and distribution of proprietary rights. We also enter into software license agreements with customers and others. However, such measures may not provide adequate protection for our trade secrets or other proprietary information for a number of reasons.

Any of our patents could be invalidated, circumvented or challenged, or the rights granted thereunder may not provide competitive advantages to us. Any of our pending or future patent applications might not be issued within the scope of the claims sought, if at all. Furthermore, others may develop similar products or software or duplicate our products or software. Similarly, others might design around the patents owned by us, or third parties may assert intellectual property infringement claims against us. In addition, foreign intellectual property laws may not adequately protect our intellectual property rights abroad. A failure or inability to protect proprietary rights could have a material adverse effect on our business, financial condition and results of operations.

Even if our intellectual property rights are adequately protected, litigation may be necessary to enforce patents, copyrights and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of proprietary rights of others or to defend against claims of infringement or invalidity. Litigation, even if wholly without merit, could result in substantial costs and diversion of resources, regardless of the outcome. If any claims or actions are asserted against us, we may choose to seek a license under a third party’s intellectual property rights. However, such a license may not be available under reasonable terms or at all.

We depend on key personnel who would be difficult to replace and our business will likely be harmed if we lose their services or cannot hire additional qualified personnel.

Our future operating results depend in significant part upon the continued contributions of key technical and senior management personnel, many of who would be difficult to replace. Future operating results also depend upon the ability to attract and retain qualified management and technical personnel. Competition for such personnel is intense, and we may not be successful in attracting or retaining such personnel. Only a limited number of persons with the requisite skills to serve in these positions may exist and it may be increasingly difficult for us to hire such personnel.

We have experienced and may continue to experience employee turnover due to several factors, including the first quarter of 2002 and 2001 layoffs at our United States and United Kingdom locations. Such turnover could adversely impact our business.

Our stock price has been volatile and has experienced a significant decline, and may continue to be volatile and decline.

In recent years, the stock market in general, and the market for shares of small capitalization, technology stocks in particular, have experienced extreme price fluctuations. Such fluctuations have often been unrelated to the operating performance of individual affected companies. Companies with liquidity problems also often experienced stock price volatility. We believe that factors such as announcements of developments related to our business (including any financings or any resolution of liabilities), announcements of technological innovations or new products or enhancements by us or our competitors, developments in the emerging countries’ economies, sales by competitors, sales of our common stock into the public market, developments in our relationships with customers, partners, lenders, distributors and suppliers, shortfalls or changes in revenues, gross margins, earnings or losses or other financial results that differ from analysts’ expectations, regulatory developments, fluctuations in results of operations and general conditions in our market, or the economy, could cause the price of our common stock to fluctuate. The market price of our common stock may continue to decline substantially, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to our performance.

We have never declared or paid cash dividends on our common stock nor do we anticipate doing so in the future.

We have never declared or paid cash dividends on our common stock, and we anticipate that any future earnings will be retained for investment in the business. Any payment of cash dividends in the future will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, extent of indebtedness and contractual restrictions with respect to the payment of dividends.

We have adopted anti-take over defenses that could delay or prevent an acquisition of the company.

Our stockholder rights plan, certificate of incorporation, equity incentive plans, bylaws and Delaware law may have a significant effect in delaying, deferring or preventing a change in control and may adversely affect the voting and other rights of other holders of common stock.

The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of any other preferred stock that may be issued in the future, including the Series A junior participating preferred stock that may be issued pursuant to the stockholder rights plan, upon the occurrence of certain triggering events. In general, the stockholder rights plan provides a mechanism by which the share position of anyone that acquires 15% or more, or 20% or more in the case of the State of Wisconsin Investment Board and Firsthand Capital Management, of our common stock will be substantially diluted. Future issuance of stock or any additional preferred stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

Future sales of our securities in the public market could lower our stock price and impair our ability in new stock offerings to raise funds to continue operations.

Future sales of our common stock, including shares issued upon the exercise of outstanding options and warrants or other derivative transactions with respect to our stock, could have a significant negative effect on the market price of our common stock. These sales might also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we would deem appropriate.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial position or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned “Risk Factors,” as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from any expectations we describe. Actual results or outcomes may differ materially from those predicted in our forward-looking statements due to the risks and uncertainties inherent in our business, including risks and uncertainties in:

•	market acceptance of and continuing demand for our products;

•	our ability to protect our intellectual property;

•	the impact of competitive products, pricing and customer service and support;

•	our ability to obtain additional financing to support our operations;

•	obtaining and maintaining regulatory approval where required; and

•	changing market conditions and other risks detailed in this prospectus.

You should also consider carefully the statements under “Risk Factors” beginning on page 4 and other sections of this prospectus and in the other documents filed with the SEC, which address factors that could cause our actual results to differ from those set forth in the forward-looking statements. You should not place undue reliance on any forward-looking statements, which reflect our management’s view only as of the date of this prospectus. We will not update any forward-looking statements to reflect events or circumstances that occur after the date on which such statement is made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our Web site at http://www.p-com.com or at the SEC’s Web site at http://www.sec.gov.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the sale of all of the shares of common stock that are part of this offering. The documents we are incorporating by reference are as follows:

(1)	our annual report on Form 10-K for the fiscal year ended December 31, 2001 filed on April 1, 2002;

(2)	our quarterly report on Form 10-Q for the quarterly period ended March 31, 2002 filed on May 15, 2002;

(3)
the description of our common stock contained in our registration statement on Form 8-A filed on January 12, 1995, including any amendments or reports filed for the purpose of updating such descriptions; and

(4)
the description of our preferred stock purchase rights, contained in our registration statement on Form 8-A filed on October 9, 1997, including any amendments or reports filed for the purpose of updating such descriptions.

Any statement contained in a document incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus except as so modified or superseded.

Upon written or oral request, we will provide without charge a copy of these filings, and a copy of any and all of the information that has been or may be incorporated by reference in this prospectus. Requests for these copies should be directed to Corporate Secretary, P-Com, Inc., 3175 S. Winchester Boulevard, Campbell, California 95008, telephone (408) 866-3666.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement or amendment. We have not authorized anyone to provide you with different information. No selling stockholder is authorized to make an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

SELLING STOCKHOLDER

The following table sets forth the name of the selling stockholder and the number of shares being registered for sale as of the date of this prospectus and sets forth the number of shares of common stock known by us to be beneficially owned by the selling stockholder. The following table assumes that the selling stockholder will sell all of the shares being offered for its account by this prospectus. However, we are unable to determine the exact number of shares that actually will be sold. The shares offered by this prospectus may be offered from time to time by the selling stockholder. This information is based upon information provided by the selling stockholder and public documents filed with the SEC, and is not necessarily indicative of beneficial ownership for any other purpose. The number of shares of common stock beneficially owned by the selling stockholder is determined in accordance with the rules of the SEC. The term “selling stockholder” includes the stockholder listed below and its transferees, assignees, pledgees, donees or other successors. The percent of beneficial ownership for the stockholder is based on 91,365,769 shares of common stock outstanding as of May 10, 2002.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Percent of Outstanding Shares Beneficially Owned Prior to Offering	Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Beneficially Owned After the Offering (1)	Percent of Outstanding Shares Beneficially Owned After the Offering (1)
SPC Electronics America, Inc.	4,186,047	4.6%	4,186,047	—	*

*	Less than one percent.
(1)
Assumes that all shares being offered by the selling stockholders under this prospectus are sold, and that the selling stockholders acquire no additional shares of common stock before the completion of this offering.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the common stock by the selling stockholder. All proceeds will be received by the selling stockholder.

PLAN OF DISTRIBUTION

We are registering all 4,186,047 shares on behalf of the selling stockholder. We issued all of the shares to the selling stockholder in a private placement transaction. The selling stockholder named in the table above or pledgees, donees, transferees or other successors-in-interest selling shares received from the selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The sales may be made on the Nasdaq National Market, in the over-the-counter market, through put or call option transactions relating to the shares, in negotiated transactions, or a combination of such methods of sale or otherwise, at prices and on terms then prevailing or at prices related to the then current market price. The selling stockholder may effect these transactions by selling the shares to or through broker-dealers, or not. The shares may be sold by one or more of, or a combination of, the following:

•	a block trade in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this prospectus;

•	an exchange distribution in accordance with the rules of the respective exchange;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

•	in privately negotiated transactions.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

The selling stockholder may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholder. The selling stockholder also may sell shares short and redeliver the shares to close out such short positions. The selling stockholder may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling stockholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholder may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act of 1933, as amended, in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because the selling stockholder may be deemed to be an “underwriter” within the meaning of Section 2(11) of the Securities Act, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities and that there is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholder.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholder will be subject to applicable provisions of the Securities Exchange Act and the associated rules and regulations under the Securities Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholder.

We will make copies of this prospectus available to the selling stockholder and have informed the selling stockholder of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

Upon being notified by the selling stockholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this prospectus. We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against various liabilities, including liabilities arising under the Securities Act of 1933.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by Brobeck, Phleger & Harrison LLP, San Diego, California. As of the date of this prospectus, attorneys of Brobeck, Phleger & Harrison LLP and family members thereof beneficially owned an aggregate of approximately 40,000 shares of our common stock.

EXPERTS

The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus should not be considered an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

4,186,047 Shares

Common Stock

PROSPECTUS

June             , 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

All costs and expenses incurred in connection with the issuance and distribution of the securities being registered for sale will be paid by the Registrant. The following is an itemized statement of these costs and expenses. All amounts are estimates except the Securities and Exchange Commission registration fee.

SEC registration fee	$50.07
Printing and engraving	$5,000.00
Legal fees and expenses	$10,000.00
Accounting fees and expenses	$7,500.00

Total	$22,550.07

Item 15.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s board of directors to grant indemnification to directors and officers in terms sufficiently broad to permit that indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Article VII of the Registrant’s bylaws provides for mandatory indemnification of its directors and permissible indemnification of its officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant has entered into Indemnification Agreements with its officers and directors which are intended to provide the Registrant’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 16.	Exhibits.

Exhibit Number	Description of Document
5.1	Opinion of Brobeck, Phleger & Harrison LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page of this registration statement).

Item 17.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to that information in the registration statement;

(2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, P-Com, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 6th day of June, 2002.

P-COM, INC.

By:	/s/ GEORGE P. ROBERTS
George P. Roberts Chairman of the Board and Chief Executive Officer

By:	/s/ LEIGHTON J. STEPHENSON
Leighton J. Stephenson Vice President and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitute and appoint George P. Roberts, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in his name, place and stead, in any and all capacities (including the undersigned’s capacity as a director and/or officer of P-Com, Inc.), to sign a Registration Statement on Form S-3 of P-Com, Inc. to be filed under the Securities Act of 1933, as amended, for the registration of the resale of 4,186,047 shares of Common Stock of P-Com, Inc. by the selling stockholder named herein, and any and all amendments (including post-effective amendments) to such Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ GEORGE P. ROBERTS George P. Roberts	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	June 6, 2002

/s/ LEIGHTON J. STEPHENSON Leighton J. Stephenson	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 6, 2002

/s/ FREDERICK R. FROMM Frederick R. Fromm	Director of the Company	June 6, 2002

/s/ BRIAN T. JOSLING Brian T. Josling	Director of the Company	June 6, 2002

/s/ JOHN A. HAWKINS John A. Hawkins	Director of the Company	June 6, 2002

/s/ GEN. HAROLD R. JOHNSON (RET.) Gen. Harold R. Johnson (Ret.)	Director of the Company	June 6, 2002

INDEX TO EXHIBITS

Exhibit Number	Description of Document
5.1	Opinion of Brobeck, Phleger & Harrison LLP.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants.

23.2	Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the Signature Page of this registration statement).